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                                                                   EXHIBIT 10.12

                      ALLIANCE RESOURCE MANAGEMENT GP, LLC

                            SHORT-TERM INCENTIVE PLAN


1.       INTENT.

         The purpose of the Short-Term Incentive Plan (the "Plan") is to motivate the employees of Alliance Resource Management GP, LLC (the "Company") and its affiliates who perform services for Alliance Resource Partners, L.P., a Delaware limited partnership, and its subsidiaries (the "Partnership") to collectively produce outstanding results, encourage superior performance, increase productivity, and aid in the retention of key employees.

2.       PLAN GUIDELINES.

         The administration of the Plan and any potential financial renumeration to come as a result of its implementation is subject to the determination by the Company's Board of Directors and/or its Compensation Committee (collectively, the "Compensation Committee") that the performance goals for the applicable period have been achieved. The Plan is an additional compensation program designated to encourage Plan Participants (designated by the Company's Compensation Committee) to exceed specified projected performance levels for designated periods. The Plan's pay-out pool will be approved by the Company's Compensation Committee after reviewing the Partnership's performance results for the designated period.

3.       PERFORMANCE TARGETS.

         3.1 Designation of Performance Targets. The Compensation Committee shall determine the "performance measure" and "standard performance target" to be used for each calendar/fiscal year (a "Plan Year") for determining the pool of dollars to be distributed as a result of this Plan. Satisfactory results as determined by the Compensation Committee in its sole discretion must be achieved in order for a performance pay-out distribution to occur under the Plan.

         3.2 Equitable Adjustment to Performance Targets. The performance criteria for a Plan Year shall be subject to equitable adjustment at the sole discretion of the Compensation Committee to reflect the occurrence of any significant events during the Plan Year.

4.       PARTICIPANTS.

         Designated employees of the Company and its affiliates are eligible to participate in the Plan to share in the rewards of outstanding performance as it is linked to individual performance, as


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determined by the Compensation Committee, in consultation with the Company's
President and Chief Executive officer ("CEO").

5.       PERFORMANCE PAY.

         The size of any performance pay-out distribution pool and a Participant's designated level of participation in such pool will be determined under criteria established or approved by the Compensation Committee for that Plan Year.

6.       PROCESS FOR PERFORMANCE PAY-OUT.

         6.1 Procedure. After the aggregate performance pay-out distribution pool for the Plan Year has been determined, the Company's CEO may allocate a portion of the aggregate performance pay-out pool to each of the Company's and/or participating affiliates' senior vice presidents, vice presidents and/or department heads. Such individual's responsibility will be to further allocate, subject to the CEO's review and approval, the apportioned performance pay-out distribution pool to Participants assigned within such individual's area of responsibility based upon the Participant's individual performance during the Plan Year.

         6.2 Communication to Participants. Care will be used in communicating to any Participant his individual level assignment and potential performance pay-out distribution amount. Each Participant may or may not receive the allocated performance pay-out distribution amount depending upon the Company's performance, department or regional performance, and discretionary allocations from the Company's Compensation Committee, or its designee(s).

7.       DISCRETIONARY PAYMENTS OUTSIDE THE PLAN.

         In the event that any Participant's exceptional individual performance is demonstrated to substantially exceed standard expectations and responsibilities, the Company's CEO (or his designee(s)) may award and distribute a discretionary bonus to a Participant. The Company's CEO shall have the authority to make such discretionary bonus pay-outs; provided, however, if a discretionary bonus is to be paid to a Participant who also participates in the Company's Long-Term Incentive Plan such pay-out must be approved in advance by the Compensation Committee unless and to the extent such advance approval requirement has been waived by the Compensation Committee.

8.       TERMINATION OF EMPLOYMENT.

         Termination of employment of a Participant for any reason prior to a performance pay-out distribution will result in the Participant's forfeiture of any right, title or interest in a performance pay-out distribution under the Plan, unless and to the extent waived by the Compensation Committee in its discretion.


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9.       AMENDMENT AND TERMINATION.

         The Company's Compensation Committee, at its sole discretion, reserves the right to amend the Plan and to terminate the Plan at any time.

10.      ADMINISTRATION OF PLAN.

         10.1 Administration. The Compensation Committee may delegate the responsibility for the day-to-day administration and operation of the Plan to the CEO (or his designee(s)) of the Company or any participating affiliate. The Compensation Committee (or the entity or individual to which administrative authority has been delegated) shall have the authority to interpret and construe any and all provisions of the Plan. Any determination made by the Compensation Committee (or the entity or individual to which administrative authority has been delegated) shall be final and conclusive.

         10.2 Indemnification. Neither the Company, any participating affiliate, nor the Board of Directors, or any member or any committee thereof, of the Company or any participating affiliate, nor any employee of the Company or any participating affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company's Board of Directors, the Compensation Committee and/or the employees of the Company or any participating affiliate shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel's fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.

11.      GENERAL PROVISIONS.

         11.1 Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and/or a participating affiliate and a Participant, and nothing in this Plan shall confer upon any Participant any right to continued employment with the Company or a participating affiliate, or to interfere with the right of the Company or a participating affiliate to discharge a Participant, with or without cause.

         11.2 Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state or locality, no benefits under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

         11.3 Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Company's Board of Directors and/or the Compensation Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Company's


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Board of Directors and/or the Compensation Committee may select, and each participating affiliate shall be relieved of any further liability for payment of such amounts.

         11.4 Tax Withholding. The Company and/or any participating affiliate may deduct from any payments otherwise due under this Plan to a Participant (or beneficiary) amounts required by law to be withheld for purposes of federal, state or local taxes.

         11.5 Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

         11.6 Controlling Law. To the extent not superseded by federal law, the law of the State of Delaware shall be controlling in all matters relating to the Plan.

         11.7 No Rights to Award. No person shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of participants. The terms and conditions of awards need not be the same with respect to each recipient.

         11.8 Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

         11.9 No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating affiliate and a participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any participating affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating affiliate.

         11.10 Headings. Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.


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